 Exhibit 99.2

FORM OF LETTER TO RECORD HOLDERS OF BUCS

3,378,232 Beneficial Unit Certificates

Representing Assigned Limited Partnership Interests of

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

Offered Pursuant to Subscription Rights

Distributed to Holders of Record of Beneficial Unit Certificates as of

[                               ], 2008

 [            ], 2008

Dear Investor:

As a record holder of Beneficial Unit Certificates, or BUCs, representing assigned limited partnership interests in America First Tax Exempt Investors, L.P. (the “Company”) as of [                   ], 2008, you are entitled to purchase additional BUCs at a subscription price of $[        ] per BUC through the exercise of the Subscription Rights that are being delivered to you by this letter.  You have been issued one Subscription Right for every four BUCs that you owned of record on that record date.  As more fully described in the accompanying Prospectus, each Subscription Right allows you to purchase one BUC at the subscription price pursuant to your “Basic Subscription Privilege.”  You may also subscribe for additional BUCs through the “Over-Subscription Privilege.”

All of this is described in more detail in the accompanying Prospectus and the “Instructions for Use of America First Tax Exempt Investors, L.P. Subscription Rights Certificates” that are enclosed with this letter.  We urge you to review these materials carefully before making a decision to purchase additional BUCs in this Rights Offering.  If you wish to take advantage of this opportunity to purchase BUCs directly from the Company, you must complete your subscription documents and deliver them along with you subscription payment so that they are received by American Stock Transfer & Trust Company, which is acting as our Subscription Agent for this Rights Offer, not later 5:00 p.m., Eastern Time, on [                        ], 2008, in accordance with the enclosed Instructions.  Once delivered, your subscription may not be revoked or terminated by you.

You are not required to exercise your Subscription Rights.  If you do not wish to exercise your Subscription Rights to purchase BUCs, you do not need to take any action at this time.  If you fail to exercise your Subscription Rights, they will expire at the deadline for their exercise, unless our general partner extends the deadline for exercising Subscription Rights.  With limited exceptions, the Subscription Rights are non-transferable and may only be exercised by you.

The following documents are enclosed with this letter:

(a)           Prospectus, dated [               ], 2008, which contains a full description of this Rights Offering, including answers to many common questions and a discussion of certain risks associated with purchasing additional BUCs through this Rights Offering;

(b)           Your “Subscription Rights Certificate” which shows the number of Subscription Rights that have been issued to you and which must be completed and returned to exercise your Subscription Rights;

(c)           Instructions for Use of America First Tax Exempt Investors, L.P. Subscription Rights Certificates, which is designed to help you exercise your Subscription Rights if you wish to do so; and

(d)           A self-addressed envelope that you should use to return your Subscription Rights Certificate and payment to American Stock Transfer & Trust Company, the Subscription Agent, if you decide to exercise your Subscription Rights.

Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Services, who we have retained as the Information Agent for this Rights Offering.  The Information Agent can also assist you with any questions that you may have about the Rights Offering.  You may contact the Information Agent’s toll-free telephone number at [(     ) [                        ].  Banks and brokers please call the Information Agent at (212) 440-9800.

In addition, if you prefer to have your stock broker, bank, trust company or other nominee exercise your Subscription Rights on your behalf, you may contact them directly.  Any commissions, fees, and other expenses (including brokerage commissions and transfer taxes) charged by your broker, bank, trust company or other nominee in connection with the exercise of the Subscription Rights will be payable solely by you.

Thank you for your consideration of this opportunity.

Very truly yours,

America First Tax Exempt Investors, L.P.